UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 14, 2013 (March 8, 2013)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, Suite 365

San Francisco, California 94104

(Address of principal executive offices, zip code)

(415) 568-2245
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2013, the Board of Directors of Medgenics, Inc., a Delaware corporation (the “Company”), elected Joseph J. Grano, Jr. to fill the vacancy in the Board of Directors created by the passing of Gary Brukardt. Such appointment will be effective as of March 15, 2013.

It has not yet been determined to which committees of the Board of Directors of the Company Mr. Grano will be appointed.

In connection with Mr. Grano’s election as a Director and as inducement to his service, the Compensation Committee of the Company’s Board of Directors approved the grant to Mr. Grano of stock options covering up to 300,000 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), at a per share exercise price of $4.99 (representing the closing price of the Common Stock on the NYSE MKT on March 7, 2013), subject to approval by the NYSE MKT of an additional listing application covering the issuance of the shares underlying such options.  100,000 shares underlying such options will vest upon grant and the remaining 200,000 shares will vest in equal installments on each of the first and second anniversaries of the effective date of Mr. Grano’s appointment, subject to his continuous service through each vesting date. The options may only be exercised for cash and have a 5-year term. The grant is being made pursuant to a stand-alone award agreement outside of the Company’s Stock Incentive Plan and qualifies as an inducement grant that does not require stockholder approval pursuant to Section 711 of the NYSE MKT Company Guide.

In addition, as of March 8, 2013, the Company and Mr. Grano entered into a Director Appointment Letter (the “Letter Agreement”) setting forth, among other things, Mr. Grano’s duties as a director.  Pursuant to the Letter Agreement, Mr. Grano will be entitled to the same cash fees for his services as a director as the other non-executive directors pursuant to the director compensation plan previously adopted by the Board.  These fees consist of a $15,000 annual retainer fee, as well as meeting fees that range between $1,000 and $2,000 per meeting based on location and type.  The fees are fixed for a period of one year from the date of the Letter Agreement, following which they shall be subject to review.  Pursuant to the Letter Agreement, Mr. Grano also agreed to maintain the confidentiality of all confidential business information, to disclose conflicts of interest to the Company and not to compete or solicit certain employees or other parties with which the Company does business for a period ending twelve months following the termination of his directorship.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a copy of the Company’s press release, dated March 12, 2013, regarding the election of Mr. Grano.

The information furnished in this report under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith:

Exhibit No.	Description

10.1	Director Appointment Letter, dated as of March 8, 2013, between Medgenics, Inc. and Joseph J. Grano, Jr.

99.1	Medgenics, Inc. Press Release dated March 12, 2013 (furnished pursuant to Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

	By:	/s/ Phyllis K. Bellin
Name: Phyllis K. Bellin
Title: Vice President – Administration

Date: March 14, 2013